Exhibit  99.1

BriteSmile Terminates the Sale Agreement for Its Center Business
Julian Feneley, BriteSmile President to Leave the Company June 1
Former CEO John Reed Appointed CEO

WALNUT CREEK, Calif., May 1 /PRNewswire-FirstCall/ -- BriteSmile, Inc. (Nasdaq: BSML) today announced that it has terminated the agreement with Dental Spas LLC, of Fairfield, Iowa, pursuant to which BriteSmile had agreed to sell and Dental Spas had agreed to acquire BriteSmile’s Spa Centers Business. Through the Spa Centers Business, teeth whitening procedures are performed using the Company’s whitening technology in 17 Centers throughout the United States. The agreed closing conditions were not satisfied and pursuant to its terms, the Purchase Agreement was terminated by BriteSmile. The Board of Directors of BriteSmile determined that it was in the best interests of the Company’s shareholders to terminate the Purchase Agreement with Dental Spas.

On January 13, 2006, BriteSmile entered into a Purchase Agreement with Dental Spas, pursuant to which Dental Spas agreed to purchase the Company’s Spa Centers Business. In addition, the sale would have included the Company’s business of selling teeth whitening products, including its BriteSmile-to-Go whitening pen, toothpaste and mouthwash products, directly and through third party retail channels. The purchase price was approximately $20,000,000 plus the assumption of certain continuing obligations of the Company relating to its Spa Centers Business.

The Company also announced that its President, Dr. Julian Feneley, would leave the Company on June 1 to pursue other opportunities. Dr. Feneley joined the Company in February, 2004 as its President. Dr. Feneley will continue as a director of the Company.

Anthony M. Pilaro, the Chairman of the Board of Directors of the Company said, “We are extremely grateful for the extraordinary effort Julian has given to managing the Company during an intense and important time in the Company’s history. Julian worked closely with the Company’s professional advisors and executive staff in preparing the Company for sale, negotiating the sales to Discus Dental and Dental Spas and then closing the sale of the Associated Center Business to Discus Dental. He did it all with unfailing commitment, focus and professionalism. Julian is a very talented executive and we wish him great success.”

The Company also announced that John Reed, a director of the Company and the Company’s CEO from June, 1999, to April, 2004, has been appointed CEO of the Company effective immediately.

Mr. Pilaro continued, “We are also extremely fortunate that John Reed would agree to return to the position of CEO of the Company. He knows the challenges and opportunities of the Business better than anyone.”

BriteSmile has developed and markets the most advanced teeth whitening technology available, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Spa Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek, San Francisco and La Jolla, CA; Houston, TX; Denver, CO; Boston, MA; McLean, VA; Atlanta, GA; New York, NY; Chicago and Schaumburg, IL; and, Phoenix, AZ. For more information about BriteSmile’s procedures, call 1-800-BRITESMILE or visit the Company’s Website at http://www.britesmile.com.

This release, other than historical information, consists of forward- looking statements that involve risks and uncertainties. Readers are referred to the documents filed by BriteSmile with the Securities and Exchange Commission, specifically the Company’s most recent reports on Forms 10-K and 10-Q, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. BriteSmile and its affiliates disclaim any intent or obligation to update these forward- looking statements.

SOURCE  BriteSmile, Inc.
            -0-                                                                                05/01/2006
            /CONTACT:     investors, Kenneth A. Czaja, CFO, +1-925-941-6260, or media,
Philip Powell, +1-925-279-2863, both of BriteSmile, Inc./
          /Web site:  http://www.britesmile.com /